Exhibit 99.1

Contacts:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX NAMES HERB CROSS AS CHIEF ACCOUNTING OFFICER AND VICE PRESIDENT OF FINANCE

PALO ALTO, Calif., November 16, 2010 — Affymax, Inc. (Nasdaq: AFFY) today announced that Herb Cross, a Certified Public Accountant and financial executive with more than sixteen years of experience, has joined the company as chief accounting officer and vice president of Finance.

“We are pleased to welcome Herb to the Affymax team,” said Paul Cleveland, chief financial officer and executive vice president, Corporate Development of Affymax.  “His proven career track record of successfully managing rapid business growth and financial transactions within a changing regulatory environment will be important as we move Hematide™/peginesatide toward commercialization.”

Prior to joining Affymax, Mr. Cross was vice president, Finance for Facet Biotech Corporation, a public clinical-stage biotech company.  In that position he was responsible for the controllership, financial planning and analysis, stock administration, treasury and risk management, corporate governance, tax functions and was a key member on a broad array of strategic transactions.  Prior to Facet Biotech, he was corporate controller at PDL BioPharma, a public bio-pharmaceutical company with more than $400 million in annual revenues.  While at PDL BioPharma he acted as the finance lead in multiple strategic partnerships, participated in corporate governance activities and implemented process changes that improved the quality, accuracy and timeliness of financial reporting and increased efficiency in resource utilization.  Before that, he held positions of increasing responsibility, including vice president, Finance, at Neoforma, Inc., a public e-commerce software company, as well as the position of manager, Assurance and Business Advisory Services at Arthur Andersen, LLP.  Mr. Cross earned a B.S. from the Haas School of Business at the University of California, Berkeley.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™/peginesatide, recently completed Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure. For additional information, please visit www.affymax.com.

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